UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2017

(Exact name of Registrant as specified in its charter)

New York	0-26481	16-0816610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Liberty Street, Warsaw, New York	14569
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 786-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2017, Financial Institutions, Inc. (the “Company”) entered into executive agreements with each of Michael D. Burneal, SVP, Chief Risk and Enterprise Administration Officer, Jeffrey P. Kenefick, EVP, Chief Community, Commercial and Strategic Development Officer and William L. Kreienberg, EVP, Chief Corporate Development Executive and General Counsel, and entered into amended and restated executive agreements with each of Martin K. Birmingham, President and Chief Executive Officer and Kevin B. Klotzbach, EVP, Chief Financial Officer and Treasurer (collectively, the “Agreements”).

Summary

The Agreements provide for certain compensation and benefits in the event of certain events during a protection period of six months before to 24 months (the “Protection Period”) following a change in control, as defined in the Agreements. The Agreements also contain provisions for the protection of the Company’s confidential and proprietary information, as well as non-competition and non-solicitation restrictions. Each of the Agreements is effective for an initial term of three years and will be deemed to be automatically extended for additional terms of one year, unless, at least 90 days prior to the expiration of the initial term or an additional term, the Company gives written notice to the executive that it does not intend to extend such term. Unless otherwise noted, the provisions of each of the Agreements generally are identical.

Potential Payments and Benefits

In the event of an executive’s termination for a reason other than for cause, as defined in the Agreements, or if an executive terminates voluntarily under one or more of the specified circumstances that constitute a good reason, as defined in the Agreements, within the Protection Period, then the executive will receive an amount equal to the following: for Mr. Kenefick, 1.25x; for Messrs. Burneal, Klotzbach and Kreienberg, 2.0x; and for Mr. Birmingham 2.99x the sum of his base salary for the most recent calendar year ending before the date on which the change in control occurred plus the average of the executive’s annual incentive compensation for the three most recent calendar years ending before the date on which the change in control occurred. Such amount will be paid in a lump sum, less applicable deductions and withholdings, within 10 days of the executive’s termination date. The Company will also continue to pay for health and dental coverage, as follows: for up to 18 months for Mr. Kenefick, up to 24 months for Messrs. Burneal, Klotzbach and Kreienberg and up to 36 months for Mr. Birmingham, for the executive and his covered dependents.

In addition, all restricted stock awards, restricted stock units, stock options and other rights that the executive may hold to purchase or otherwise acquire common stock of the Company will immediately fully vest, and in the case of restricted stock awards and restricted stock units subject to performance vesting, such restricted stock awards and restricted stock units will vest at the greater of target performance or actual performance through the executive’s termination date. Restricted stock units will be paid as soon practicable following the executive’s termination date. The executive’s payments and benefits will be reduced, if necessary, to ensure that the payments and benefits under his Agreement will not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Non-competition and non-solicitation

The non-competition and non-solicitation provisions of the Agreements are effective for a period of six months following the executive’s termination of employment provided that such termination does not entitle the executive to compensation or benefits under the Agreement or another arrangement with the Company. In the event the executive’s employment terminates and such termination entitles the executive to compensation or benefits under another arrangement with the Company, the non-competition and non-solicitation provisions of the Agreement will be effective for the period of time equal to the greater of: (i) the period of time during which the executive is receiving any compensation or benefits from the Company; or (ii) a period of six months following the executive’s termination of employment. In the event of termination that entitles the executive to compensation or benefits under his Agreement, the non-competition and non-solicitation provisions of the Agreements are effective for nine months for Mr. Kenefick, 18 months for Messrs. Burneal, Klotzbach and Kreienberg, and 24 months for Mr. Birmingham, following the executive’s termination of employment.

The above description of the Agreements is qualified in its entirety by reference to the full text of the Agreements, copies of which are attached hereto as Exhibits 10.1 - 10.5.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Executive Agreement, dated May 3, 2017, by and between the Company and Martin K. Birmingham.

10.2	Amended and Restated Executive Agreement, dated May 3, 2017, by and between the Company and Kevin B. Klotzbach.

10.3	Executive Agreement, dated May 3, 2017, by and between the Company and Michael D. Burneal

10.4	Executive Agreement, dated May 3, 2017, by and between the Company and Jeffrey P. Kenefick.

10.5	Executive Agreement, dated May 3, 2017, by and between the Company and William L. Kreienberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINANCIAL INSTITUTIONS, INC.

Date: May 4, 2017	By:	/s/ Kevin B. Klotzbach
	Name:	Kevin B. Klotzbach
	Title:	Executive Vice President, Chief Financial Officer and Treasurer